Exhibit 107

Calculation of Filing Fee Tables

S-4

(Form Type)

Kyndryl Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Debt	2.050% Senior Notes due 2026	Rule 457(f)	$700,000,000	100%	$700,000,000	0.0000927	$64,890
	Debt	2.700% Senior Notes due 2028	Rule 457(f)	$500,000,000	100%	$500,000,000	0.0000927	$46,350
	Debt	3.150% Senior Notes due 2031	Rule 457(f)	$650,000,000	100%	$650,000,000	0.0000927	$60,255
	Debt	4.100% Senior Notes due 2041	Rule 457(f)	$550,000,000	100%	$550,000,000	0.0000927	$50,985
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					$2,400,000,000		$222,480
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$222,480

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(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended.